CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of CrossingBridge Low Duration High Income Fund (formerly known as the CrossingBridge Low Duration High Yield Fund), a series of Trust for Professional Managers, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
October 17, 2024
C O H E N & C OMP A N Y , L T D.
800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board